                                                                     EXHIBIT 2.2

                                VOTING AGREEMENT

         In consideration of Mercury Acquisition Corporation, a Delaware corporation ("MERGERSUB") and Thermadyne Holdings Corporation, a Delaware corporation (the "COMPANY"), entering into on the date hereof an Agreement and Plan of Merger dated as of the date hereof (the "MERGER AGREEMENT") which provides, among other things, that MergerSub, upon the terms and subject to the conditions thereof, will be merged with and into the Company (the "MERGER") and each outstanding share of common stock, $0.01 par value, of the Company (the "COMPANY COMMON STOCK") will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, each of the undersigned holders (each a "STOCKHOLDER") of shares of Company Common Stock agrees with MergerSub as follows:

         1. During the period (the "AGREEMENT PERIOD") beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 90 days after the termination of the Merger Agreement in accordance with Section 9.01(c) (in the case of a termination by MergerSub), (e), (f) or (g) thereof and payment in full of all amounts (if any) payable to MergerSub pursuant to Section 5.04 of the Merger Agreement, (iii) the date of termination of the Merger Agreement for any other reason and (iv) June 30, 1998, each Stockholder hereby agrees to vote the shares of Company Common Stock set forth opposite its name in Schedule A hereto (the "SCHEDULE A SECURITIES") to approve and adopt the Merger Agreement and the Merger (provided that the Stockholder shall not be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has, without the consent of the Stockholder, been amended in any manner that is material and adverse to such Stockholder) and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held (including any adjournment thereof) or written consent adopted prior to the termination of the Agreement Period.

         2. During the Agreement Period, each Stockholder hereby agrees that it will not vote any of the Stockholder's Schedule A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

         3. From the date hereof until the termination hereof, each Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal. Each Stockholder will promptly notify MergerSub after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Third Party that may be considering making, or has made, an Acquisition Proposal and will keep MergerSub fully informed of the status and details of any such Acquisition Proposal, indication or request.

         4. Each Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware Law) to demand appraisal of any shares of Company Common Stock owned by the Stockholder.

         5. Each Stockholder hereby represents and warrants to MergerSub that as of the date hereof:

         (a) such Stockholder (i) owns beneficially all of the shares of Company Common Stock set forth opposite the Stockholder's name in Schedule A hereto, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement).

         (b) This Voting Agreement is the valid and binding agreement of such Stockholder.

         (c) No investment banker, broker or finder is entitled to a commission or fee from such Stockholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

          6. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

          7. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

          8. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

          9. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         10. Each Stockholder will, upon request, execute and deliver any additional documents deemed by MergerSub to be necessary or desirable to complete and effectuate the covenants contained herein.

         11. This Agreement shall terminate upon the termination of the Agreement Period.

         12. Each Stockholder agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each a "TRANSFER") of any Schedule A Securities (whether to an affiliate or otherwise), it shall require the transferee of such Schedule A Securities to execute and deliver to MergerSub and the Company a voting agreement identical in form to this Voting Agreement except for the identity of such Stockholder prior to or concurrent with the consummation of such Transfer. MergerSub and the Company understand and acknowledge that, subject to the preceding sentence, such Stockholder is free to Transfer any Schedule A Securities at such times and in such manner as it deems appropriate.

         13. MergerSub and the Company understand and agree that this Agreement pertains only to each Stockholder and not to any of its affiliates, if any, or adviser.

         14. MergerSub and the Company severally and not jointly represent and warrant to each Stockholder that there is no agreement, understanding or commitment, written or oral, to pay any consideration directly or indirectly in connection with the Merger or otherwise to or for the benefit of any holder of Company Common Stock or options thereon other than as set forth in the Merger Agreement (except, in the case of directors, employees, agents, customers,





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
suppliers or contractors of the Company who are also holders, such consideration as is payable by the Company in the ordinary course of business and except for amounts payable to officers, directors or employees in connection with or pursuant to any options, or option, stock purchase, stock ownership or other employee benefit plans). All other voting agreements signed with existing shareholders prior to or concurrently herewith are substantially identical to this Agreement.

         Neither MergerSub nor the Company will enter into any agreement with any other stockholder having a purpose or effect substantially similar to that of this Agreement on financial terms (with respect to such other stockholder) more favorable than the terms of this Agreement.

         15. MergerSub agrees that it will pay upon request the reasonable fees and expenses (including fees and expenses of counsel for the Stockholders) of all Stockholders incurred in connection with the Voting Agreement or the Merger in an amount not to exceed $5,000, or in the event the Stockholders become involved in litigation, $15,000 in the aggregate.





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
         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 20th day of January, 1998.

                                                   MERCURY ACQUISITION
                                                   CORPORATION


                                                   By /s/ PETER T. GRAUER
                                                      -------------------------
                                                       Name:
                                                       Title:


                                                   THERMADYNE HOLDINGS
                                                   CORPORATION


                                                   By /s/ RANDALL E. CURRAW
                                                      -------------------------
                                                       Name:





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

                                      GENERAL MOTORS EMPLOYEES
                                      DOMESTIC GROUP PENSION TRUST

                                      By: Mellon Bank, N.A., solely in its
                                      capacity as Trustee for General Motors
                                      Employees Domestic Group Pension Trust
                                      as directed by Magten Asset Management
                                      Corp., and not in its individual capacity


                                      By: /s/ BERNADETTE RIST
                                          ----------------------------------
                                          Name:  Bernadette Rist
                                          Title: Authorized Signatory


                                      MAGTEN ASSET MANAGEMENT CORP.


                                      By: /s/ TALTON R. EMBRY
                                          ----------------------------------
                                          Name:
                                          Title:

                                      CITY OF LOS ANGELES FIRE AND POLICE
                                      PENSION SYSTEMS
                                      HUGHES RETIREMENT PLANS TRUST
                                      NAVY EXCHANGE SERVICE COMMAND
                                      RETIREMENT TRUST
                                      WESTERN UNION TELEGRAPH
                                      COMPANY PENSION PLAN

                                      By: Magten Asset Management Corp., as
                                      Attorney-in-Fact


                                      By: /s/ TALTON R. EMBRY
                                          ----------------------------------
                                          Name:
                                          Title:

                                   SCHEDULE A


                                                              Shares of Company
                      Stockholder                               Common Stock
        -----------------------------------------             -----------------
        Magten Asset Management Corp.                                 1,222,448

        General Motors Employees Domestic Group                       1,701,125
        Pension Trust

        City of Los Angeles Fire and Police
        Pension Systems

        Hughes Retirement Plans Trust

        Navy Exchange Service Command Retirement
        Trust

        Western Union Telegraph Company Pension
        Plan                                                          640,000
                                                                      -------
                                                                    3,563,573





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